Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in Amendment No. 1 to the Registration Statement on Form S-4 of D. Boral ARC Merger Corporation (the “Registration Statement”), of our report dated February 11, 2026, which includes an explanatory paragraph regarding Exascale Labs Inc.’s ability to continue as a going concern, relating to our audits of the financial statements of Exascale Labs Inc. as of June 30, 2025 and 2024, and for each of the years then ended, appearing in the proxy statement/prospectus included in the Registration Statement and related prospectus of D. Boral ARC Merger Corporation for registration of shares of common stock and warrants to purchase shares of common stock.

We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ HTL International, LLC

Houston, Texas

June 11, 2026